                                               Filed Pursuant to Rule 424(b)(3)
                                                   Registration No.  333-109178

PROSPECTUS SUPPLEMENT
(To prospectus dated October 8, 2003)

                           VION PHARMACEUTICALS, INC.

                        13,050,000 SHARES OF COMMON STOCK

                                -----------------

         This document supplements the prospectus dated October 8, 2003 relating to the sale of 13,050,000 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares. This prospectus supplement is incorporated by reference into the prospectus.

         This supplement amends the table of selling stockholders on page 17 of the prospectus to reflect the following transfers: (1) from Langley Partners,
L.P. to LakeView Funds, L.P. a warrant to purchase 225,000 shares of common stock, (2) from Langley Partners L.P. to LibertyView Global Volatility Fund,
L.P. a warrant to purchase 25,000 shares of common stock and (3) from R&R
Opportunity Fund, LP to Rodman & Renshaw, Inc. a warrant to purchase 58,285 shares of common stock.

                                -----------------

         SEE "RISK FACTORS," WHICH BEGINS OF PAGE 8 OF THE ACCOMPANYING
PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS.

                                -----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 13, 2004.

                              SELLING STOCKHOLDERS

         This prospectus relates to the registration of 13,050,000 shares of common stock of Vion for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.

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                                                                                                        Number of
                                                                                                        Shares of
                                      Shares of           % of                             % of        Common Stock
                                     Common Stock        Common                           Common       Beneficially
                                     Beneficially     Stock Owned       Shares of      Stock Owned     Owned After
                                     Owned Before     Before this      Common Stock     After this    this Offering
SELLING STOCKHOLDER                 this Offering      Offering*      Being Offered      Offering          (1)
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Langley Partners, L.P.               3,026,340 (2)        5.33          3,026,340 (2)       **              0
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The Riverview Group, LLC             1,142,858 (3)        2.04          1,142,858 (3)       **              0
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TCMP3                                  171,428 (4)         **             171,428 (4)       **              0
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Bristol Investment Fund, Ltd           571,428 (5)        1.03            571,428 (5)       **              0
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Gamma Opportunity Capital              285,714 (6)         **             285,714 (6)       **              0
Partners, L.P.
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Smithfield Fiduciary LLC             1,142,858 (7)        2.04          1,142,858 (7)       **              0
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Silver Oak Investments                 571,428 (8)        1.03            571,428 (8)       **              0
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RHP Master Fund, Ltd                   342,858 (9)         **             342,858 (9)       **              0
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Portside Growth and Opportunity       571,428 (10)        1.03           571,428 (10)       **              0
Fund
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Xmark Fund, L.P.                      413,372 (11)         **            413,372 (11)       **              0
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Xmark Fund, Ltd.                      729,486 (12)        1.31           729,486 (12)       **              0
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Platinum Partners Value Arbitrage     571,428 (13)        1.03           571,428 (13)       **              0
Fund LP
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R&R Opportunity Fund, LP              170,285 (14)         **            170,285 (14)       **              0
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Lonestar Partners, LP                 571,428 (15)        1.03           571,428 (15)       **              0
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Cohanzick Partners, LP                571,428 (16)        1.03           571,428 (16)       **              0
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Cityplatz Limited                   1,142,858 (17)        2.04         1,142,858 (17)       **              0
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Atlas Fund, LLC                       645,090 (18)        1.16           645,090 (18)       **              0
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LibertyView Funds, L.P.               225,000 (19)         **            225,000 (19)       **              0
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LibertyView Global Volatility          25,000 (20)         **             25,000 (20)       **              0
Fund, LP
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Rodman & Renshaw, Inc.                158,285 (21)         **            158,285 (21)       **              0
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TOTAL                                   13,050,000                         13,050,000                       0
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*        The percentage of ownership of common stock is based on 55,391,887 shares of common stock outstanding as of August 31, 2004 and excludes all shares of common stock issuable upon the exercise of outstanding options or warrants to purchase common stock, other than the shares of common stock issuable upon the exercise of warrants to purchase common stock held by the named entity.

**       Less than 1%.

(1)      Assumes sale of all of the shares of common stock offered hereby.

(2)      Includes 1,388,170 shares of common stock issuable upon the exercise of warrants. Langley Capital, LLC is the general partner of Langley L.P.
         Jeffrey Thorp is the sole member and manager of Langley Capital, LLC.
         Langley Management, LLC is the

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         investment manager of Langley L.P. Mr. Thorp holds 99% membership interest in Langley Management, LLC and is the sole manager thereof. As a result each of Langley Management, LLC, Langley Capital and Thorp may
         be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Langley L.P.

(3)      Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(4)      Includes 85,714 shares of common stock issuable upon the exercise of warrants.

(5)      Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(6)      Includes 142,857 shares of common stock issuable upon the exercise of warrants.

(7)      Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(8)      Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(9)      Includes 171,429 shares of common stock issuable upon the exercise of warrants.

(10)     Includes 285,714 shares of common stock issuable upon the exercise of warrants. The Investment advisor to Portside Growth and Opportunity
         Fund is Ramius Capital Group, LLC. The managing member of Ramius
         Capital Group, LLC is C4S & Co., the managing member of which are Peter
         Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such,
         Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the shares of common stock stated as beneficially owned by
         Portside Growth and Opportunity Fund. Messrs. Cohen, Stark, Strauss and
         Solomon disclaim beneficial ownership of such shares of common stock.

(11)     Includes  206,686 shares of common stock issuable upon the exercise of warrants.

(12)     Includes 364,743 shares of common stock issuable upon the exercise of warrants.

(13)     Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(14)     Includes 56,000 shares of common stock issuable upon the exercise of warrants.

(15)     Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(16)     Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(17)     Includes 571,429  shares of common stock issuable upon the exercise of warrants.

(18)     Includes 322,545 shares of common stock issuable upon the exercise of warrants.

(19)     Represents 225,000 shares of common stock issuable upon the exercise of warrants.

(20)     Represents 25,000 shares of common stock issuable upon the exercise of warrants.

(21)     Includes 158,285 shares of common stock issuable upon the exercise of warrants.

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